Exhibit 5.2

[Letterhead of Goodwin Procter LLP]

April 5, 2012

Acadia Realty Trust
1311 Mamaroneck Avenue, Suite 260
White Plains, NY 10605

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to Acadia Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the registration by the Company of the following securities of the Company having an aggregate initial offering price of up to $500,000,000 (collectively, the “Securities”): (i) common shares of beneficial interest, $.001 par value per share, of the Company (“Common Shares”); (ii) preferred shares of beneficial interest, $.001 par value per share, of the Company (“Preferred Shares”); (iii) depositary shares, each evidencing a fraction of a Preferred Share (“Depositary Shares”); (iv) warrants to purchase Debt Securities (as defined below), Common Shares or Preferred Shares (“Warrants”); (v) subscription rights to purchase Common Shares (“Subscription Rights”); (vi) share purchase units or contracts to purchase Common Shares, Preferred Shares or Depositary Shares (“Share Purchase Contracts”); (vii) units that include any of the Securities (“Units”); and (viii) debt securities of the Company (“Debt Securities”), each covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the law of New York, and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

For purposes of the opinion expressed below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued Common Shares or Preferred Shares, as applicable, together with the total number of Common Shares or Preferred Shares reserved for issuance upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security or Share Purchase Contract, as the case may be, then outstanding, will not exceed the total number of authorized Common Shares or Preferred Shares, as applicable, under the Company’s Declaration of Trust, as amended and then in effect.

For purposes of the opinion expressed below, the “Future Authorization and Issuance” of the Debt Securities refers to; (a) the authorization, execution and delivery of the applicable indenture relating to such Debt Securities by the Company and the trustee thereunder, (b) the establishment of the terms of such Debt Securities by the Company in conformity with the applicable indenture and applicable law, and (c) the execution, authentication and issuance of such Debt Securities in accordance with the applicable indenture and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP